EXHIBIT 99-1

                    [On California Amplifier letterhead]

FOR IMMEDIATE RELEASE:

             California Amplifier Receives Stockholder Approval
                    for Acquisition of Vytek Corporation


OXNARD, CA, April 8, 2004 - California Amplifier, Inc. (Nasdaq: CAMP) today announced that the acquisition of Vytek Corporation has been approved by the stockholders of both companies. The merger is expected to be completed early next week.

At a special meeting of stockholders held today, California Amplifier's stockholders voted to approve the merger with Vytek. California Amplifier expects to issue approximately 8.2 million shares of common stock in connection with the merger, with the former Vytek stockholders owning approximately 35% of California Amplifier on a post-merger basis.

The boards of directors of both companies unanimously approved the acquisition, which was valued at approximately $92 million based on California Amplifier's stock trading at $11.26 per share around the time the merger terms were agreed to and announced on December 23, 2003.

About California Amplifier, Inc.

California Amplifier designs, manufactures and markets a broad line of integrated microwave equipment used primarily in conjunction with satellite television and terrestrial broadband wireless and video applications. The Company's Satellite business unit designs and markets outdoor reception equipment for the U.S. Direct Broadcast Satellite (DBS) television market as well as a full line of consumer and commercial products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless equipment for broadband data and video applications. For additional information, visit California Amplifier's web site at www.calamp.com.

About Vytek Corporation

VYTEK is a provider of technology integration solutions and wireless access hardware and software. Vytek has expertise in wireless technologies from 802.11a/b/g, Bluetooth and GPRS to RFID for next generation devices and products. Vytek provides engineering expertise in developing both software and hardware solutions that includes: Business & Technology Assessment; Prototype, Architect & Design Solutions; Services/Product Development; Integration & Implementation; and Support. Headquartered in San Diego, California, Vytek serves both large and small clients in a variety of industries. More information can be found at www.vytek.com.

For more information, contact:
       Crocker Coulson                Rick Vitelle
       Partner                        Chief Financial Officer
       CCG Investor Relations         California Amplifier, Inc.
       (818) 789-0100                 (805) 987-9000, extension 8344
       crocker.coulson@ccgir.com

                                 ####


Additional Information About the Proposed Acquisition of
Vytek Corporation and Where to Find It:

California Amplifier filed a Registration Statement on Form S-4 (File No. 333-112851) with the SEC in connection with the proposed merger of its wholly owned subsidiary with Vytek Corporation pursuant to a merger agreement dated December 23, 2003. The Registration Statement was declared effective by the SEC on March 11, 2004. California Amplifier and Vytek have mailed to their respective shareholders a Joint Proxy Statement/Prospectus, which is contained in the Registration Statement.

Investors and shareholders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and Joint Proxy Statement/Prospectus contain important information about each of California Amplifier and Vytek, the proposed merger, the persons who will be soliciting proxies related to the merger, their interest in the merger, and related matters and information. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at <http://www.sec.gov> or at one of the SEC's other public reference rooms.

California Amplifier, Vytek, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the respective shareholders of California Amplifier and Vytek with respect to the transactions contemplated by the merger agreement. The Joint Proxy Statement/Prospectus contains important information about the persons soliciting the proxies relating to the merger and their interests in such transactions. Information regarding California Amplifier's and Vytek's officers and directors is included the Registration Statement.